Exhibit 99.1

News Release

Contact: Juan José Orellana Investor Relations 562-435-3666, ext. 111143	Sunny Yu Public Relations 562-901-1039

MOLINA’S MEDICAID CLAIMS PROCESSING SYSTEM

RECEIVES FULL FEDERAL CERTIFICATION IN IDAHO

Idaho Receives Maximum Federal Funding for New System

BOISE, Idaho (July 17, 2012) – Molina Healthcare, Inc. (NYSE: MOH) announced today that the Medicaid Management Information System (MMIS) implemented in Idaho by its wholly-owned subsidiary, Molina Medicaid Solutions, has received full federal certification from the Centers for Medicare and Medicaid Services (CMS). The certification follows a week of rigorous on-site testing of the system, as well as a subsequent evaluation by CMS. As a result of the CMS certification, the state of Idaho is entitled to receive federal reimbursement of 75 percent of its MMIS operations costs retroactive to June 1, 2010, the date that the system first began processing claims.

“Federal certification is a significant milestone because it allows the state of Idaho to access maximum federal funding for its Medicaid claims processing system,” said Norm Nichols, president of Molina Medicaid Solutions. “We are gratified by the achievement of this milestone, and will continue to work closely with Idaho’s Department of Health and Welfare and the Idaho health care community to serve the state’s Medicaid recipients.”

The claims payment system serves over 230,000 participants and handles more than 140,000 claims per week. The federal government required the system upgrade, with conversion to Molina’s system occurring in June 2010.

“Molina Healthcare has been an excellent partner with our claims processing system,” says Richard Armstrong, director of the Idaho Department of Health and Welfare. “When problems arose, Molina brought in the necessary resources and worked closely with us to correct the issues. Idaho can be proud of the high-performing system we have today.”

The initial conversion encountered issues during the first months of operation; however, because of the combined efforts of Molina and state staff, significant progress has been realized. “The system is now performing beyond expectations in some areas, while continuing to show improvement in others,” according to DHW Director Armstrong.

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MOH’s Medicaid Claims Processing System

Receives Full Federal Certification in Idaho

July 17, 2012

Federal certification increases the share of the claims processing costs the federal government will pay for monthly operations. With an uncertified system, the federal government contributes approximately 50 percent of claims processing costs, with the state paying the other half. With a certified system, the federal government pays 75 percent of costs, reducing the state’s share.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. (NYSE: MOH), a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Our licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

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